Exhibit (d)(35)

Clearwater Investment Trust

AMENDMENT NO. 2 TO THE SUBADVISORY CONTRACT

This Amendment No. 2 to the Subadvisory Contract by and among Clearwater Investment Trust (the “Trust”), Clearwater Management Co., Inc. (the “Manager”) and Kennedy Capital Management, Inc. (the “Subadviser”) on behalf of the Clearwater Small Companies Fund (the “Fund”), is made effective as of November 1, 2019.

WHEREAS, the Trust, the Manager and the Subadviser previously entered into a Subadvisory Contract dated as of March 10, 2006, as amended (the “Agreement”); and

WHEREAS, the parties now desire to restate Section 4 of the Agreement in its entirety with a retroactive effective date of October 1, 2019.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Section 4 of the Agreement is hereby restated in its entirety as follows:

4.        Subadviser’s Compensation. The Manager shall pay the Subadviser for services hereunder a fee at the annual rate provided in the following schedule based on the Fund’s net assets under the Subadviser’s management:

Clearwater Small Cap Core Assets

Percent	Net Assets

0.75%	On the First $50 Million

0.70%	On the Next $50 Million

0.50%	On the Balance Over $100 Million

Clearwater Micro Cap Core Assets

Percent	Net Assets

0.80%	All Assets

Such fees shall be calculated and accrued on a monthly basis as a percentage of the Fund’s month end net assets under the Subadviser’s management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this contract shall be effective for only a portion of such calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Contract is in effect.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment No. 2 to the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the parties hereto as of the day, month, and year first written above.

CLEARWATER INVESTMENT TRUST

By:	/s/ Justin H. Weyerhaeuser

Name:	Justin H. Weyerhaeuser

Title:	President

CLEARWATER MANAGEMENT CO., INC.

By:	/s/ William L. Driscoll

Name:	William L. Driscoll

Title:	President

KENNEDY CAPITAL MANAGEMENT, INC.

By:	/s/ Jena Bjornson

Name:	Jena Bjornson

Title:	Chief Compliance Officer